Exhibit 99.1

Altair Acquires Univa

Move Solidifies Altair’s Leadership in Workload Management and Cloud Enablement for High Performance Computing

TROY, Mich. – September 14, 2020 – Altair, (Nasdaq: ALTR) a global technology company providing solutions in data analytics, product development, and high-performance computing (HPC), today announced the acquisition of Univa, a leading innovator in enterprise-grade workload management, scheduling, and optimization solutions for HPC and artificial intelligence (AI) on-premises and in the cloud.

Altair is a leading provider of HPC workload and workflow management technology to the manufacturing, weather, research, and government verticals, and is an innovator in the electronic design automation (EDA) space. The Univa acquisition enables Altair to further expand into life sciences and financial services.

“Altair has invested significantly in HPC and cloud technologies for several years,” said James Scapa, Altair’s chief executive officer and founder. “The addition of Univa’s technology and its very experienced team further cements our leadership position in this fast-moving space.”

Altair and Univa’s solutions optimize throughput and performance of applications, containers, and services to help hundreds of companies manage thousands of applications and run billions of tasks every day to obtain actionable insights and achieve faster time-to-results.

“The Univa team is thrilled to join the Altair ecosystem and unleash the power of our technology,” said Fritz Ferstl, chief technology officer of Univa. “We believe HPC is emerging as a critical element of digital transformation as it plays a significant role in all areas of computational science and data analytics.”

Altair will continue to invest in Univa’s technology to support existing customers while integrating with Altair’s HPC and data analytics solutions. These efforts will further enhance the capability and performance requirements for all Altair customers and solidify the company’s leadership in workload management and cloud enablement for HPC.

Univa has two flagship products:

•

Univa® Grid Engine® is a leading distributed resource management system to optimize workloads and resources in thousands of data centers, improving return-on-investment and delivering better results faster.

•

Univa Navops Launch simplifies the migration of enterprise HPC workloads to the cloud while reducing costs as it provides real-time insights into workloads and spending with complete visibility to HPC cloud resources.

Univa is headquartered in Chicago, with offices in Canada and Germany.

About Altair (Nasdaq: ALTR)

Altair is a global technology company that provides software and cloud solutions in the areas of data analytics, product development and high-performance computing (HPC). Altair enables organizations across broad industry segments to compete more effectively in a connected world while creating a more sustainable future. To learn more, please visit www.altair.com.

###

Media Contacts Altair:

Corporate

Jennifer Ristic

+1.216.849.3109

jristic@altair.com

Altair Europe/The Middle East/Africa

Evelyn Gebhardt

+49 7031 6208 0

gebhardt@altair.de

Investor Relations

The Blueshirt Group

Monica Gould +1 212.871.3927

ir@altair.com

    © Altair Engineering, Inc. All Rights Reserved. / Nasdaq: ALTR / altair.com